Exhibit 99.2

WINTERGREEN

Consolidated-Tomeka Land Co.

c/o Daniel E. Smith, Corporate Secretary

Post Office Box 10809

Daytona Beach, FL 32120-0809

November 13, 2017

Dear Mr. Smith:

Pursuant to the 2017 proxy statement of Consolidated-Tomeka Land Co. and Rule 14a-8 under the Securities Exchange Act of 1934, as amended ("Rule 14a-8"), Wintergreen Advisers, LLC presents the following Shareholder Proposal for inclusion in Consolidated-Tomoka Land Co.'s 2018 proxy statement:

Proposing Shareholder Information:

The nominating shareholders are Wintergreen Partners Fund, LP (the "Partnership") and Wintergreen Advisers, LLC (the "Adviser") on behalf of its clients (as described below), 333 Route 46 West, Suite 204,  Mountain Lakes, New Jersey 07046, phone number: (973) 263-2600. As of the date of this notice, the Adviser may be deemed to beneficially own 1,553,075 shares of common stock, par value $1.00 per share ("Stock"), of Consolidated-Tomoka Land Co. ("CTO" or the "Company"), which constitutes 27.82% of CTO's Stock outstanding. The Stock was purchased between February 21, 2006 and November 10, 2016. The dates upon which Wintergreen acquired ownership of CTO's shares is set  forth on Appendix B, attached hereto. As of the  date  of  this  notice,  the  Partnership  beneficially owns 294,100 shares of Stock (approximately 5.27% of CTO's stock outstanding), which includes 5,882 shares of Stock held of record by the Partnership. The Stock was purchased between February 21, 2006 and November 10, 2016. The Adviser is the investment adviser to Wintergreen Fund, Inc. (the "Fund"), a registered investment company, which owns 1,232,334 shares of Stock (approximately 21.47% of CTO's Stock outstanding). The Adviser also serves as investment adviser to the Partnership and other pooled investment vehicles, which also own additional Stock (the Fund, the Partnership, the other investment vehicles and the Adviser, collectively, "Wintergreen"). Wintergreen has beneficially owned more than 10% of the Stock since May 2006. Wintergreen has a good faith intention to maintain an ownership interest in CTO that complies with the requirements of Rule 14a-8 through the date of the annual meeting and to attend the annual meeting in person or by proxy (in compliance with Rule l 4a-8 and CTO's Bylaws) to present this proposal. Attached hereto in Appendix  A  are copies of Schedule  13D amendments proving Wintergreen's eligibility to make this proposal. As of the  date  of this proposal ,  Wintergreen has not made any other proposal under Rule 14a-8 for the Company's 2018 Annual Meeting of Shareholders and does not intend to do so. In addition, the Partnership is a holder of record of capital stock of CTO, entitled to vote at the Company's 2018 Annual Meeting of Shareholders, and intends to appear in person or by proxy at the meeting to bring this business before the meeting.

Shareholder Proposal:

PROPOSED: The shareholders of CTO, assembled at the annual meeting in person and by proxy, hereby request the Board of Directors (the "Directors") to take immediate steps to narrow the discount between NAV and the Company's share price by hiring an independent, previously unaffiliated, adviser to maximize shareholder value by evaluating all options for the Company, including through a sale of CTO or through the liquidation of CTO's assets.

Supporting Statement:

We believe the proper focus of CTO management should be the maximization of shareholder value by either a sale of CTO or through the liquidation of CTO's assets. In 2016, over 69% of shareholders backed a proposal submitted by Wintergreen to hire an independent adviser to evaluate ways to maximize shareholder value through the sale of CTO or through the liquidation of CTO's assets. At the time, the Company indicated that one of the factors preventing a sale was its substantial remaining land holdings. Since that time, the Company has placed under contract the majority of the remaining land. Based on the Company's own NAV estimate in the 2017 Q3 Shareholder Presentation, the Company currently trades at a massive discount to NAV. We believe the Company has effectively become a closed-end fund that is trading at a large discount. On the Company's Q3 2017 earnings call on October 19, 2017, the Company's CEO indicated "What we've always said consistently  is that if there's some sort of proposal out there that's great for shareholders, we're all about basically bringing that to the board and discussing it, and if that works, bringing it to the shareholders." Therefore, we believe that the greatest value to shareholders will be to carefully evaluate all options for the Company, including through a thoughtful evaluation of the sale of CTO or the liquidation of CTO's assets. We think a conversion to a REIT could have serious tax implications for CTO's shareholders and primarily  works to entrench management. During one of the greatest bull markets in real estate over the last 3 years, CTO's stock price has gone nowhere. It is time to realize full NAV for shareholders and to stop rewarding management for what we view as a failed strategy.

A vote for this shareholder proposal would benefit all shareholders.

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Please direct any questions regarding the information contained in this correspondence to our legal counsel, Edward Horton ((212) 574-1265) of Seward & Kissel LLP, One Battery Park Plaza, New York, NY 10004.

Sincerely,

WINTERGREEN ADVISERS, LLC

	By:	/s/ David J. Winters
Print Name: David J. Winters
Title: CEO

	By:	/s/ Liz Cohernour
Print Name: Liz Cohernour
Title: COO

WINTERGREEN PARTNERS FUND, LP

	By:	Wintergreen GP, LLC
its general partner

	By:	/s/ David J. Winters
Name: David J. Winters
Title: Managing Member